Exhibit 99.1

Nemaura Medical Announces Fiscal Second Quarter 2022 Financial Results and Provides Business Update

Loughborough, England – November 15, 2021 (GlobeNewswire) – Nemaura Medical, Inc. (Nasdaq: NMRD) (“Nemaura” or the “Company”), a medical technology company focused on developing and commercializing non-invasive wearable diagnostic devices and supporting personalized lifestyle coaching programs, today provides a business update and releases its financial results for the second quarter of fiscal 2022 (for the three months ended September 30, 2021).

Recent Corporate Highlights:

  Launched beta version of Miboko, its mass-market metabolic health program utilizing the Company’s non-invasive glucose sensor along with an AI mobile application.
  Signed a global commercial contract with MySugarWatch DuoPack Limited (“MSW-DP”). Under terms of the deal, the continuous glucose monitors (CGM) and sensors will be provided as Duo-Packs with prescription-only medicines that are widely prescribed for people with Type 2 diabetes.
  Welcomed Dr. Osama Hamdy, M.D., Ph.D., to its advisory board as a consultant. Dr. Hamdy is a senior endocrinologist at the Joslin Diabetes Centre, and associate professor of Medicine at Harvard Medical School. Dr Hamdy will partake and advise on Key Opinion leader studies in both the Diabetes and Metabolic Health fields using Nemaura’s glucose monitoring technology

“We continue to make progress in our commercializing efforts for sugarBEAT® in the UK and recognizing revenue from our licensee. We are also working closely with advisors to expand our footprint throughout the world to address the worldwide health crisis of diabetes using our skin-mounted needle-free CGM as an innovative solution for patients and consumers. Combined with our digital lifestyle management programs, we believe that our technology offering has the potential to be a key tool for the prevention and management of Type 2 diabetes,” commented Dr. Faz Chowdhury, CEO of Nemaura Medical. “As we progress with our corporate, clinical, and regulatory milestones, we will provide future investor updates.”

2Q22 Financial summary:

  Total operating expenses were approximately $1.7 million . The rise in general and administrative expenses was driven predominantly by increased wages, as additional headcount has been added to support the operational scale up process across both our UK and U.S. teams. Increases have also been seen in insurance and advertising costs, which are considered to be directly related to the commercialization steps taken during the period.
  Cash and cash equivalents at September 30, 2021 were approximately $26.8 million, as compared to $31.9 million at March 31, 2021.
  The Company submitted its initial “deposit invoice” in the amount of $513,000 to its UK licensee as partial payment of the order received for 200,000 sensors and associated devices. Payment for which was received on October 1st, 2021 and will convert to revenue once the Company begins delivery of the final product to its licensee, which is expected to begin during the quarter ending December 31, 2021.

About Nemaura Medical, Inc.

Nemaura Medical Inc. is a medical technology company developing and commercializing non-invasive wearable diagnostic devices. The company is currently commercializing sugarBEAT® and proBEAT™. sugarBEAT®, a CE mark approved Class IIb medical device, is a non-invasive and flexible continuous glucose monitor (CGM) providing actionable insights derived from real time glucose measurements and daily glucose trend data, which may help people with diabetes and pre-diabetes to better manage, reverse, and prevent the onset of diabetes. Nemaura has submitted a PMA (Premarket Approval Application) for sugarBEAT® to the U.S. FDA. proBEAT™ combines non-invasive glucose data processed using artificial intelligence and a digital healthcare subscription service and has been launched in the U.S. as a general wellness product as part of its BEAT®diabetes program.

The Company sits at the intersection of the global Type 2 diabetes market that is expected to reach nearly $59 billion by 2025, the $50+ billion pre-diabetic market, and the wearable health-tech sector for weight loss and wellness applications that is estimated to reach $60 billion by 2023.

For more information, please visit www.NemauraMedical.com.

Cautionary Statement Regarding Forward-Looking Statements:

The statements in this press release that are not historical facts may constitute forward-looking statements that are based on current expectations and are subject to risks and uncertainties that could cause actual future results to differ materially from those expressed or implied by such statements. Those risks and uncertainties include, but are not limited to, the launch of proBEAT™ in the U.S., risks related to regulatory status and the failure of future development and preliminary marketing efforts, Nemaura Medical’s ability to secure additional commercial partnering arrangements, risks and uncertainties relating to Nemaura Medical and its partners’ ability to develop, market and sell proBEAT™, the availability of substantial additional equity or debt capital to support its research, development and product commercialization activities, and the success of its research, development, regulatory approval, marketing and distribution plans and strategies, including those plans and strategies related to both proBEAT™ digital health, and sugarBEAT®. There can be no assurance that the company will be able to reach a part of or any of the global market for CGM with its products/services. The U.S. Food and Drug Administration (the “FDA”) reserves the right to re-evaluate its decision that proBEAT™ qualifies as a general wellness product should it become aware of any issues such as skin irritation or other adverse events from the device, as well as any misuse impacting patient safety, and any other reason as the FDA may see fit at its discretion to determine the product does not fit the definition of a general wellness product. These and other risks and uncertainties are identified and described in more detail in Nemaura Medical’s filings with the United States Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K for the most recently completed fiscal year, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K. Nemaura Medical undertakes no obligation to publicly update or revise any forward-looking statements.

Contact:

Jules Abraham
CORE IR
917-885-7378
julesa@coreir.com

NEMAURA MEDICAL INC.
Condensed Consolidated Balance Sheets

	As of September 30, 2021 (Unaudited)	As of March 31, 2021
	($)	($)
ASSETS
Current assets:
Cash	26,768,196	31,865,371
Prepaid expenses and other receivables	1,364,458	1,269,513
Accounts receivable - related party	503,554	—
Inventory	1,115,226	850,622
Total current assets	29,751,434	33,985,506

Other assets:
Property and equipment, net of accumulated depreciation	351,538	202,145
Intangible assets, net of accumulated amortization	1,491,068	1,055,256
Total other assets	1,842,606	1,257,401
Total assets	31,594,040	35,242,907

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	151,392	253,694
Liability due to related parties	—	148,795
Other liabilities and accrued expenses	602,669	180,552
Notes payable, current portion	15,829,764	5,733,370
Deferred revenue	624,588	103,470
Total current liabilities	17,208,413	6,419,881

Non-current portion of notes payable	8,794,846	19,188,724
Non-current portion of deferred revenue	1,224,797	1,276,130
Total non-current liabilities	10,019,643	20,464,854
Total liabilities	27,228,056	26,884,735

Commitments and contingencies:

Stockholders’ equity:
Common stock, $0.001 par value, 42,000,000 shares authorized and 23,308,049 and 22,941,157 shares issued and outstanding at September 30, 2021 and March 31, 2021, respectively	23,308	22,941
Additional paid-in capital	35,007,626	32,044,335
Accumulated deficit	(30,682,660)	(23,844,671)
Accumulated other comprehensive income	17,710	135,567
Total stockholders’ equity	4,365,984	8,358,172
Total liabilities and stockholders’ equity	31,594,040	35,242,907

See notes to the unaudited condensed consolidated financial statements.

NEMAURA MEDICAL INC.
Condensed Consolidated Statements of Operations and Comprehensive Loss
(Unaudited) (in Dollars, except Share Amounts)

	Three Months Ended September 30,		Six Months Ended September 30,
	2021	2020	2021	2020

Revenue:	—	—	—	—
Total revenue	—	—	—	—

Operating expenses:
Research and development	286,886	456,280	575,370	771,592
General and administrative	1,427,916	771,533	2,760,102	1,367,253
Total operating expenses	1,714,802	1,227,813	3,335,472	2,138,845

Loss from operations	(1,714,802)	(1,227,813)	(3,335,472)	(2,138,845)

Interest expense	(1,779,462)	(353,404)	(3,502,517)	(542,428)
Net loss	(3,494,264)	(1,581,217)	(6,837,989)	(2,681,273)

Other comprehensive loss:
Foreign currency translation adjustment	(107,151)	(19,333)	(117,857)	(14,510)
Comprehensive loss	(3,601,415)	(1,600,550)	(6,955,846)	(2,695,783)

Net loss per share, basic and diluted	(0.15)	(0.07)	(0.29)	(0.12)
Weighted average number of shares outstanding	23,308,049	22,390,114	23,209,514	21,638,907

See notes to the unaudited condensed consolidated financial statements.